[Delta Air Lines letterhead]

April 30, 2004

VIA FEDERAL EXPRESS

M. Michele Burns
1249 Stillwood Dr.
Atlanta, GA 30306

Dear Michele:

Because of the exceptional expertise you developed during your service with Delta Air Lines, Inc. (“Delta”), which service included the most turbulent time in commercial aviation history, Delta wishes to engage you as a consultant for the period May 1, 2004, through May 1, 2009. You have agreed to provide such consulting services to Delta’s Chief Executive Officer with respect to any matter within your general area of expertise as developed during your employment with Delta that may from time to time arise during the consulting period; it being contemplated that your services shall initially include consultation on financial matters. It is, however, understood and agreed that you will perform your consulting services at such times, and at such places as are mutually agreeable and such services will not interfere with your other business obligations.

 In consideration for your consulting services, Delta will, for your lifetime, extend positive space travel on Delta’s system for you, your spouse or domestic partner and dependent children (or children of your spouse or domestic partner), on the following terms and conditions:

  You will receive unlimited positive space travel for you, your spouse or domestic partner and your dependent children (or those of your spouse or domestic partner) on Delta’s system (the “Travel Privileges”). The Travel Privileges shall be governed by all rules and procedures applicable to non revenue travel benefits at the time the travel benefits are used. Dependent children may travel until age 19,or age 23 if a full time student.

  The Travel Privileges may be used for pleasure, vacation, or personal emergency, but may not be used for any type of business or professional activity. Any violation of the rules governing non revenue travel may result in the suspension or termination of all Travel Privileges.

  Your spouse or domestic partner and dependent children (or those of your spouse or domestic partner) may travel unaccompanied on a positive space basis.

  No service charge will apply to the Travel Privileges.

 1249 Stillwood Dr.
Atlanta, GA 30306

  Positive space travel will be treated as imputed income and you will be responsible for any resulting income tax, to the same extent as a retired executive officer.

  This benefit will continue to the same extent as positive space travel continues for retired executive officers.

Your consulting services shall terminate on May 1, 2009, or upon your death or disability if that occurs prior to the expiration of the agreement. You also agree that until May 1, 2009, you will not solicit any person who is at the time an employee of Delta, or its subsidiaries, at the director or officer level, to accept employment with or to provide his or her services to any other company or enterprise.

 If the above terms and conditions are agreeable to you, please indicate your acceptance of this agreement by signing this letter in the space indicated below. The enclosed copy of this letter is for your files.

Sincerely,
/s/ Gerald Grinstein

Accepted and Agreed to:

/s/ Michele Burns
M. Michele Burns